UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Hansen Medical, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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HANSEN MEDICAL, INC.

800 East Middlefield Road

Mountain View, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 17, 2009

Dear Stockholder:

You are cordially invited to attend the annual meeting of Stockholders of HANSEN MEDICAL, INC., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, June 17, 2009 at 2:00 p.m. local time at 800 East Middlefield Road, Mountain View, CA 94043 for the following purposes:

1. To elect two directors to hold office until the 2012 annual meeting of stockholders.

2. To re-approve the Hansen Medical, Inc. 2006 Equity Incentive Plan.

3. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 21, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

STEVEN M. VAN DICK
Chief Financial Officer

Mountain View, California

April 29, 2009

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 17, 2009

The proxy statement and Annual Report on Form 10-K are available at

http://bnymellon.mobular.net/bnymellon/hnsn.

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HANSEN MEDICAL, INC.

800 East Middlefield Road

Mountain View, CA 94043

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

June 17, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Hansen Medical, Inc. (sometimes referred to as the “Company” or “Hansen”) is soliciting your proxy to vote at the 2009 annual meeting of stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

The Company intends to mail this proxy statement and accompanying proxy card on or about May 7, 2009 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 21, 2009 will be entitled to vote at the annual meeting. On this record date, there were 25,577,051 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 21, 2009 your shares were registered directly in your name with our transfer agent, Mellon Investor Services LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 21, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of two directors to hold office until the 2012 annual meeting of stockholders.

•	Re-approval of the Company’s 2006 Equity Incentive Plan.

•	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote from any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Voting by Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote by telephone, dial toll-free 1-866-540-5760 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Savings Time on June 16, 2009 to be counted.

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To vote on the Internet, go to www.proxyvoting.com/hnsn to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Daylight Savings Time on June 16, 2009 to be counted.

Voting by Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 21, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two nominees for director, “For” the re-approval of the 2006 Equity Incentive Plan and

“For” the ratification of PricewaterhouseCoopers LLC as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Hansen’s Corporate Secretary at 800 East Middlefield Road, Mountain View, CA 94043.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Each matter to be voted upon at the 2009 annual meeting of stockholders is considered to be “routine.”

How many votes are needed to approve each proposal?

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For the election of directors, the two nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

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To be re-approved, the 2006 Equity Incentive Plan must receive “For” votes from the holders of a majority of shares present at the meeting either in person, by remote communication or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

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To be approved, the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009 must receive “For” votes from the holders of a majority of shares present at the meeting either in person, by remote communication or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person, by remote communication, if applicable, or represented by proxy. On the record date, there were 25,577,051 shares outstanding and entitled to vote. Thus, the holders of 12,788,526 shares must be present in person, by remote communication or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person, by remote communication or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2009.

When are stockholder proposals due for next year’s annual meeting?

If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 7, 2010, to Hansen’s Corporate Secretary at 800 East Middlefield Road, Mountain View, CA 94043. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2010 annual meeting, or nominate a director pursuant to our Bylaws, you must provide specified information to us between February 17, 2010 and March 19, 2010; provided, however, that if our 2010 annual meeting is held before May 18, 2010 or after July 17, 2010, you must provide that specified information to us between the 120th day prior to the 2010 annual meeting and not later than the 90th day prior to the 2010 annual meeting or the 10th day following the day on which we first publicly announce of the date of the 2010 annual meeting. If you wish to do so, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations. Hansen’s current Bylaws may be found on our website at www.hansenmedical.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

Our Board of Directors presently has eight members. There are three directors in the class whose term of office expires in 2009, one of whom, Mr. Restani, is not seeking reelection to the Board of Directors. Effective upon the date of the annual meeting, the authorized number of directors on our Board will be reduced from eight to seven members. Each of the nominees listed below is currently a director of the Company. If elected at the annual meeting, each of these nominees would continue to serve until the 2012 annual meeting and until his successor is elected and has qualified, or, if sooner, until the director’s death, resignation or removal. Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend. Six directors attended our 2008 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Shares represented by executed proxies cannot be voted for more than two nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Hansen’s management. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-Year Term Expiring at the 2012 Annual Meeting

Russell C. Hirsch, M.D., Ph.D.

Dr. Hirsch, age 46, has served as a member of our Board of Directors since November 2002 and as our Chairman of the Board since December 2004. Dr. Hirsch has been a Managing Director of Prospect Venture Partners, a venture capital firm, since February 2001. From 1992 to 2000, Dr. Hirsch was a member of the Healthcare Technology Group at Mayfield Fund, a venture capital firm, serving as a Venture Partner from 1993 to 1994 and as a General Partner from 1994 to 2000. Dr. Hirsch holds a B.A. from the University of Chicago and an M.D. and a Ph.D. from the University of California, San Francisco.

Frederic H. Moll, M.D.

Dr. Moll, age 57, is a co-founder of Hansen and has served as our Chief Executive Officer and a member of our Board of Directors since our inception in September 2002 and has served as our President since March 2009. In November 1995, Dr. Moll co-founded Intuitive Surgical Inc., a medical device company, and served as its first Chief Executive Officer and later, its Vice President and Medical Director until September 2003. In 1989, Dr. Moll co-founded Origin Medsystems, Inc., a medical device company, which later became an operating company within Guidant Corporation, following its acquisition by Eli Lilly in 1992. Dr. Moll served as Medical Director of Guidant’s surgical device division until November 1995. Dr. Moll also serves on the board of directors of Mako Surgical Corp. Dr. Moll holds a B.A. from the University of California, Berkeley, an M.S. from Stanford University and an M.D. from the University of Washington School of Medicine.

The Board Of Directors Recommends

A “FOR” Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2010 Annual Meeting

Thomas C. McConnell

Mr. McConnell, age 54, has served as a member of our Board of Directors since October 2005. Mr. McConnell has served as a Managing Member of Vanguard Ventures, a venture capital firm, since June 2004. Mr. McConnell was a General Partner at New Enterprise Associates, a venture capital firm, from May 1989 to May 2004. Mr. McConnell also serves on the boards of directors of Asthmatx, Inc. and Dfine, Inc., both medical device companies. Mr. McConnell holds an A.B. from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business.

James M. Shapiro

Mr. Shapiro, age 50, has served as a member of our Board of Directors since May 2004. Mr. Shapiro has served as a General Partner of Kearny Venture Partners, the successor entity of Thomas Weisel Healthcare Venture Partners, a venture capital firm, since March 2003. Since January 2000, Mr. Shapiro has also been a General Partner of ABS Healthcare Ventures, a venture capital firm. Mr. Shapiro also serves on the board of directors of TranS1, Inc. Mr.  Shapiro holds a B.A. from Princeton University and an M.B.A. from the Stanford University Graduate School of Business.

Directors Continuing in Office Until the 2011 Annual Meeting

John G. Freund, M.D.

Dr. Freund, age 55, has served as a member of our Board of Directors since November 2002. Dr. Freund was the founder of and has been a Managing Director of Skyline Ventures, a venture capital firm, since October 1997. From September 1995 to September 1997, Dr. Freund was a Managing Director in the private equity group at Chancellor Capital Management, an investment firm. In November 1995, Dr. Freund co-founded Intuitive Surgical, Inc., a medical device company, and served as a Director of Intuitive until March 2000. From June 1988 to December 1994, he held various positions at Acuson Corporation, a medical device company, including Executive Vice President. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., Inc., an investment banking firm, where he was the co-founder of the Healthcare Group in the Corporate Finance Department and later was the original healthcare partner at Morgan Stanley Venture Partners, a venture capital management firm affiliated with Morgan Stanley. Dr. Freund also serves on the boards of directors of The New Economy Fund, the SMALLCAP World Fund, XenoPort, Inc., Mako Surgical Corp., and MAP Pharmaceuticals, Inc. Dr. Freund holds a B.A. from Harvard College, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School, where he graduated with High Distinction and was a Baker Scholar.

Christopher P. Lowe

Mr. Lowe, age 41, has served as a member of our Board of Directors since September 2006. Mr. Lowe has served as Vice President, Administration and Chief Financial Officer of Anthera Pharmaceuticals, Inc., a drug development company, since November 2007. Mr. Lowe served as Vice President, Finance and Administration of Asthmatx, Inc., a medical device company, since September 2005 and as its Chief Financial Officer from January 2006 to November 2007. Mr. Lowe served with Peninsula Pharmaceuticals, Inc., a pharmaceutical company, as Corporate Controller from June 2004 to October 2004 and Chief Accounting Officer from October 2004 until its acquisition by Johnson & Johnson in June 2005. From January 2003 to June 2004, Mr. Lowe served as Global Divisional Controller—Trane Division with American Standard Corporation, a producer of bathroom and kitchen fixtures and fittings. Mr. Lowe holds a B.S. from California Polytechnic State University, San Luis Obispo and an M.B.A. from Saint Mary’s University, Texas.

Joseph M. Mandato

Mr. Mandato, age 64, has served as a member of our Board of Directors since August 2006. Mr. Mandato has served as a Managing Director of De Novo Ventures, a venture capital firm, since March 2003. From

October 2000 to February 2003, Mr. Mandato served as a consultant while completing his doctoral studies. From February 1999 to September 2000, Mr. Mandato served as Chairman of Confer Software, Inc., a developer of software used to streamline healthcare business processes and from September 1995 to February 1999, Mr. Mandato served as Confer’s Chief Executive Officer. From September 1994 to May 1995, Mr. Mandato served as a member of the founding management committee and Chief Executive Officer of two of the five operating units, Origin Medsystems and Heart Rhythm Technology, of Guidant Corporation, a medical device company, also serving as President of Origin Medsystems from May 1991 to May 1995. In March 1994, Mr. Mandato co-founded Gynecare, Inc., a woman’s health company spun-out of Guidant Corporation, and served as its Chief Executive Officer until April 1995. From July 1986 to November 1990, Mr. Mandato was Chief Executive Officer of Ioptex Research, an ophthalmic goods company. Mr. Mandato holds a B.A. from Nasson College, an M.A. from Long Island University and a Doctor of Management degree from Case Western Reserve University.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the listing standards of The Nasdaq Stock Market (“Nasdaq”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. Our Board of Directors consults with our outside legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, our senior management and our independent auditors, the Board of Directors has affirmatively determined that the following six directors are independent directors within the meaning of the applicable Nasdaq listing standards: Dr. Hirsch, Dr. Freund, Mr. McConnell, Mr. Lowe, Mr. Mandato and Mr. Shapiro. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Dr. Moll, the Company’s Chief Executive Officer, and Mr. Restani, the Company’s former President and Chief Operating Officer and member of the Board of Directors during the fiscal year ended December 31, 2008, were not independent directors by virtue of their employment with the Company.

Meetings of the Board of Directors

The Board of Directors met twelve times during the fiscal year ended December 31, 2008. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member during 2008. As required under applicable Nasdaq listing standards, during the fiscal year ended December 31, 2008, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend. Six directors attended our 2008 annual meeting of stockholders. During the fiscal year ended December 31, 2008, the Board of Directors conducted a voluntary self-evaluation. The self-evaluation has been completed and the results were reviewed by the Board of Directors.

Information Regarding the Board of Directors and its Committees

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2008 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
John G. Freund, M.D.
Russell C. Hirsch, M.D., Ph.D.			X
Christopher P. Lowe	X	*	X	*
Joseph M. Mandato			X
Thomas C. McConnell	X				X	*
James M. Shapiro	X				X

Total meetings in fiscal 2008	7		9		1

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, to oversee our corporate accounting and financial reporting processes, systems of internal control over financial reporting and audits of its financial statements. For this purpose, the Audit Committee performs several functions. Among other things, our Audit Committee:

•	evaluates the performance of and assesses the qualifications of the independent auditors;

•	determines and approves the engagement of the independent auditors;

•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on our audit engagement team as required by law;

•	reviews and approves or rejects all related-party transactions;

•	confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

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establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

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meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As of December 31, 2008, the Audit Committee consisted of three directors: Mr. Lowe (Chairman), Mr. McConnell and Mr. Shapiro. The Audit Committee met seven times during the fiscal year ended December 31, 2008. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.hansenmedical.com/investors.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has also made a qualitative assessment of Mr. Lowe’s level of knowledge and financial experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies, and based on its assessment has determined that Mr. Lowe qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission rules.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed with management of the Company the audited financial statements of the Company that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended December 31, 2008.

Christopher P. Lowe, Chairman

Thomas C. McConnell

James M. Shapiro

Compensation Committee

The Compensation Committee was formed in October 2004. As of December 31, 2008, the Compensation Committee consisted of three directors: Mr. Lowe (Chairman), Dr. Hirsch and Mr. Mandato. All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met nine times during the fiscal year ended December 31, 2008. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.hansenmedical.com/investors.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

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establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and other senior management and evaluation of performance in light of these stated objectives;

[1]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Hansen under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

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review and determination of, and in the case of our Chief Executive Officer review and recommendation to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the executive officers and directors;

•	review and approve appropriate insurance coverage for our officers and directors;

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs; and

•	review with management the Company’s Compensation Discussion and Analysis, including determination of whether to recommend that it be included in proxy statements and other Company filings.

Compensation Committee Processes and Procedures

The agenda for each Compensation Committee meeting is usually developed by the President and Chief Operating Officer, with input from the Chairman of the Compensation Committee, the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee will meet regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain, at the Company’s expense, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Typically, the Compensation Committee will make most significant adjustments, if any, to annual compensation and determine bonus and equity awards at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer and President and Chief Operating Officer on which compensation determinations are then made. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines whether, and if so in what manner, to recommend to the full Board of Directors any adjustments to his compensation as well as awards to be granted.

For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant. The Compensation Committee shall review, discuss and assess its own performance at least annually. The Compensation Committee shall also periodically review and assess the adequacy of its Charter, including the Committee’s role and responsibilities, and shall recommend any proposed changes to the Board for its consideration.

The performance and compensation process and specific determinations of the Compensation Committee with respect to executive compensation for the fiscal year ended December 31, 2008 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2008, the Compensation Committee consisted of Mr. Lowe (Chairman), Dr. Hirsch and Mr. Mandato, none of whom is a present or former officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. We have had a Compensation Committee for four and a half years. Prior to establishing the Compensation Committee, our full Board of Directors made decisions relating to compensation of our executive officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. The Nominating and Corporate Governance Committee is comprised of two directors: Mr. McConnell (Chairman) and Mr. Shapiro. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met once during the fiscal year ended December 31, 2008. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.hansenmedical.com/investors.

The Board of Directors and the Company seek to maintain a Board comprised of members who can productively contribute to the success of the Company. Accordingly, the Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and the perceived needs of the Company at that time. This assessment includes consideration of issues of, among other things, judgment, diversity, age, skills, background and industry knowledge. However, the Board retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable Securities and Exchange Commission rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

At this time, the Nominating and Corporate Governance Committee does not have a policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications With the Board of Directors

The Company has not established a formal process related to stockholder communications with the Board of Directors due to the limited number of such communications historically. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the full Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board of Directors has been appropriate.

Code of Business Conduct and Ethics

We have adopted the Hansen Medical, Inc. Code of Business Conduct and Ethics, which applies to all directors and employees, including executive officers, including, without limitation, our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct and Ethics is available on our website at www.hansenmedical.com (under “Corporate Governance”). If the Company grants any waivers from, or makes any substantive amendments to, a provision of the Code of Business Conduct and Ethics, the Company will promptly disclose the nature of the amendment or waiver on our website. In addition, we intend to promptly disclose (1) the nature of any amendment to our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (2) the nature of any waiver, including an implicit waiver, from a provision of our Code of Business Conduct and Ethics that is granted to one of these specified officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future. The inclusion of our website address in this report does not include or incorporate by reference the information on our website into this proxy statement.

Director Compensation

Since our initial public offering in November 2006, each member of our Board of Directors who is not our employee has received the following cash compensation for board services, as applicable:

•	$20,000 per year for service as a Board member;

•	$12,000 per year for service as chairman of the Audit Committee;

•	$5,000 per year for service as chairman of the Compensation Committee;

•	$5,000 per year for service as chairman of the Nominating and Corporate Governance Committee;

•	$2,000 per year for service as non-chairman member of the Audit Committee;

•	$1,000 per year for service as non-chairman member of the Compensation Committee and/or Nominating and Corporate Governance Committee;

•	$1,500 for each Board meeting attended in person ($500 for meetings attended by video or telephone conference);

•	$500 for each Audit Committee meeting attended ($1,000 for the chairman of the Audit Committee for each meeting attended);

•	$500 for each Compensation Committee meeting attended; and

•	$500 for each Nominating and Corporate Governance Committee meeting attended.

In response to voluntary base salary reductions taken by Dr. Moll and Messrs. Van Dick and Younge, Mr. Lowe has also voluntarily agreed to waive 15% of the cash compensation described above due to him in 2009. Drs. Freund and Hirsch and Messrs. Mandato, McConnell and Shapiro, each of whom is affiliated with one of our investors, have voluntarily agreed to waive all of the cash compensation described above in 2009, which has typically been paid to the venture capital fund investor affiliated with such director.

We continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board of Directors.

Non-employee members of our Board of Directors receive automatic grants of non-statutory stock options under our 2006 Equity Incentive Plan. For purposes of our automatic director grant program, a non-employee director is a director who is not employed by us and does not receive compensation from us or have a business relationship with us that would require disclosure under certain Securities and Exchange Commission rules. Each non-employee director joining our Board of Directors is automatically granted a non-statutory stock option to purchase 30,000 shares of common stock with an exercise price equal to the then fair market value of our common stock. This initial option will vest monthly over three years. In addition, on the date of each annual meeting of our stockholders, each non-employee director is automatically granted a non-statutory stock option to purchase 10,000 shares of our common stock on that date with an exercise price equal to the then fair market value of our common stock. However, the number of shares subject to an annual grant will be reduced on a pro rata basis for each quarter that the director did not serve as a non-employee director during the 12 month period beginning on the date of the previous annual meeting. Automatic annual grants vest over 12 months. If a non-employee director’s service is terminated within 12 months after a change in control of Hansen other than as a result of a director’s voluntary resignation, then all of the director’s automatic grants will become fully vested and remain exercisable for 12 months from the change in control. All automatic director options have a maximum term of seven years.

2008 Director Compensation

The following table shows for the fiscal year ended December 31, 2008 certain information with respect to the compensation of all non-employee directors of the company:

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(6)(7)(8)	Total ($)
Dr. Freund	$39,000	(1)	$42,777	$81,777
Dr. Hirsch	$44,750	(2)	$42,777	$87,527
Mr. Lowe	$72,250		$168,762	$241,012
Mr. Mandato	$46,250	(3)	$83,861	$130,111
Mr. McConnell	$46,250	(4)	$83,861	$130,111
Mr. Shapiro	$41,500	(5)	$83,861	$125,361

(1)	Dr. Freund requested his fees be paid to Skyline Venture Management III, LLC, of which Dr. Freund is a managing director.

(2)	Dr. Hirsch requested that his fees be paid to Prospect Management Co. II, L.L.C., of which Dr. Hirsch is a managing director.

(3)	Mr. Mandato assigns his fees to De Novo Management II L.L.C., of which Mr. Mandato is a managing director.

(4)	Mr. McConnell requested that his fees be paid to Vanguard VII Venture Partners, L.L.C., of which Mr. McConnell is a managing member.

(5)	Mr. Shapiro requested that his fees be paid to Thomas Weisel Healthcare Venture Partners, LLC, of which Mr. Shapiro is an officer.

(6)	On June 19, 2008, each received an annual option grant to purchase 10,000 shares of our common stock at an exercise price of $17.15 per share pursuant to our automatic director grant program.

(7)	Amount reflects the total compensation expense for the year ended December 31, 2008 calculated in accordance with SFAS No. 123R and using the modified prospective method for unvested awards as of January 1, 2006. See Note 10 of Notes to our audited consolidated financial statements in our Annual Report on Form 10-K filed on March 16, 2009 for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards. Amount consists of (a) $42,477 per director with respect to the options granted to Drs. Freund and Hirsch and Messrs. Lowe, Mandato, McConnell and Shapiro on June 19, 2008, (b) $41,384 per director with respect to the options granted to Messrs. Lowe, Mandato, McConnell and Shapiro on May 24, 2007 and (c) $84,901 with respect to the option granted to Mr. Lowe on September 21, 2006.

(8)	As of December 31, 2008, Drs. Freund and Hirsch each held outstanding options to purchase 10,000 shares of our common stock, Messrs. Mandato, McConnell and Shapiro each held outstanding options to purchase 20,000 shares of our common stock and Mr. Lowe held outstanding options to purchase 51,250 shares of our common stock.

PROPOSAL 2

RE-APPROVAL OF THE HANSEN MEDICAL, INC. 2006 EQUITY INCENTIVE PLAN

We are asking stockholders to re-approve the Hansen Medical, Inc. 2006 Equity Incentive Plan (the “Incentive Plan”) in accordance with its existing terms solely to satisfy a requirement of Federal tax law. Under the Federal tax laws, a publicly held company such as Hansen will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that the compensation exceeds $1 million per officer in any year. To preserve tax deductions that would be available in connection with certain awards made in the future to our executive officers, we are asking the stockholders to re-approve the Incentive Plan. Our stockholders previously approved the Incentive Plan in October 2006, and the Incentive Plan has not been amended or revised since that time. If Proposal No. 2 is not approved by the stockholders, we intend to continue the Incentive Plan based on its existing provisions and to continue to grant awards under the Incentive Plan to our executive officers even if those awards are not fully deductible by us.

We established the Incentive Plan in August 2006 as a successor to our 2002 Stock Plan to provide a means whereby eligible individuals may be given an opportunity to acquire shares of our common stock and to benefit from increases in value of our common stock. We believe that equity awards under the Incentive Plan play an important role in our efforts to attract, employ and retain employees, directors and consultants of outstanding ability.

The principal terms and provisions of the Incentive Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the Incentive Plan. This summary is qualified in its entirety by reference to the complete text of the Incentive Plan. A copy of the Incentive Plan has been filed with the SEC. A copy of the Incentive Plan will be provided to any stockholder upon written request to: Corporate Secretary, Hansen Medical, Inc., 800 East Middlefield Road, Mountain View, CA 94043. To the extent there is a conflict between this summary and the Incentive Plan, the terms of the Incentive Plan will govern.

Structure of the Incentive Plan

The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance-based stock awards and other forms of equity compensation (collectively, “stock awards”) and performance-based cash awards.

Administration

Currently, our Board of Directors has delegated authority to administer the Incentive Plan to our Compensation Committee, except when our Board of Directors decides to administer the Incentive Plan directly (either being referred to as the “plan administrator”). Our Compensation Committee consists of at least two or more independent directors. Compensation Committee members serve for such period of time as our Board of Directors may determine. Subject to the term of the Incentive Plan, the plan administrator has full authority to determine the recipients of awards under the Incentive Plan, the number of shares subject to such awards and the other terms and conditions applicable to such awards. The plan administrator also has the authority to take any of the following actions with the consent of any adversely affected optionholder: (a) to reduce the exercise price of any option, (b) to cancel any outstanding option and grant in exchange therefore new options, new stock awards, cash and/or any other form of consideration or (c) to engage in any other action that is treated as a repricing under generally accepted accounting principles.

Eligibility for the Incentive Plan

Employees (including officers), non-employee directors and consultants who render services to the Company or its affiliates (whether now existing or subsequently established) are eligible to receive awards under the Incentive Plan. As of April 21, 2009, approximately 196 persons (including 4 executive officers and 8 directors) were eligible to participate in the Incentive Plan.

Securities Subject to the Incentive Plan.

Currently, we have reserved 4,783,405 shares of our common stock for issuance under the Incentive Plan, which includes 2,749,638 shares added to the Incentive Plan pursuant to the automatic increase feature described below. The number of shares of our common stock reserved for issuance under the Incentive Plan automatically increases on January 1st of each year, beginning on January 1, 2007 through January 1, 2016, by the least of (a) 4% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, (b) 3,500,000 shares or (c) a number determined by our Board of Directors that is less than (a) or (b).

No one person participating in the Incentive Plan may receive options or stock appreciation rights for more than 2,500,000 shares of our common stock in any calendar year.

If a stock award granted under the Incentive Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again become available for subsequent issuance under the Incentive Plan. In addition, the following types of shares under the Incentive Plan may become available for the grant of new awards under the Incentive Plan: (a) shares that are forfeited to or repurchased by us prior to becoming fully vested; (b) shares withheld to satisfy income or employment withholding taxes; and (c) shares used to pay the exercise price of an option. Shares issued under the Incentive Plan may be previously unissued shares or reacquired shares bought on the open market.

As of April 21, 2009, options to purchase a total of 3,136,886 shares of our common stock were outstanding under the Incentive Plan at a weighted average exercise price of $13.53 per share and 1,386,511 shares remain available for issuance under the Incentive Plan. The expiration dates of such options range from June 21, 2011 to October 17, 2016. There were also a total of 160,000 shares of our common stock subject to issuance upon settlement of outstanding restricted stock units. The closing price of a share of our common stock on April 21, 2009 was $4.03.

Stock Options. A stock option gives the optionee a right to purchase shares of our common stock at an exercise price that is determined at the time an option is granted. Stock options are granted pursuant to stock option agreements adopted by the plan administrator. The plan administrator determines the terms and conditions of options granted under the Incentive Plan, including whether they are incentive stock options (“ISOs”) or nonstatutory stock options (“NSOs”).

Exercise Price. The plan administrator determines the exercise price of options granted under the Incentive Plan, which may not be less than one hundred percent (100%) of the fair market value of our common stock on the date the option is granted. The exercise price of options granted under the Incentive Plan may be paid in cash or in shares of our common stock. Options may also be exercised through a same-day sale program, pursuant to which a designated brokerage firm is to effect the immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. The plan administrator may also permit payment of the exercise price through a “net exercise” arrangement, pursuant to which the Company retains a number of shares sufficient to pay the exercise price for the purchased shares and any applicable withholding taxes and issues the remaining shares to the optionee, or in any other form of legal consideration approved by the plan administrator. The plan administrator has the discretionary authority to reprice options, as described above.

Vesting and Exercisability. Options vest and become exercisable at the rate specified by the plan administrator. Unless otherwise approved by the plan administrator, options are generally not transferable other than by will or the laws of descent and distribution or pursuant to a domestic relations order. However, an optionee may designate a beneficiary to exercise his or her option following the optionee’s death.

Option Term and Termination of Service. The plan administrator determines the term of stock options granted under the Incentive Plan, up to a maximum of ten years. Unless a particular stock option agreement provides otherwise, if an optionee’s service with the Company or our affiliates terminates for any reason other than death or disability, the optionee may exercise any vested options for a period of three months following termination of service. If an optionee’s service with us terminates due to death or disability, or if the optionee dies during a specified period following the termination of the optionee’s service, then the optionee or a beneficiary may exercise any vested options for a period of twelve months in the event of disability or eighteen months in the event of death. The plan administrator has complete discretion to extend the period following termination of the optionee’s service during which his or her options may be exercised (but in no event beyond expiration of the option term) and/or to accelerate the vesting of such options in whole or in part.

Tax Limitations on Incentive Stock Options. Incentive stock options may only be granted to individuals who are employees of the Company or its parent or subsidiary corporations. During any calendar year, the aggregate fair market value (determined as of the grant date(s)) of the common stock for which one or more options granted to any employee under the Incentive Plan (or any other equity plan of the Company or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) shall not exceed $100,000. In the case of an incentive stock option granted to a person who, at the time of grant, owns or is deemed to own stock possessing more than 10% our combined voting power or that of any of our affiliates: (a) the exercise price must be at least 110% of the fair market value of the stock subject to the option on the grant date and (b) the term of the option must not exceed five years from the option grant date.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock agreements adopted by the plan administrator which include provisions regarding the number of shares the participant may be issued, the purchase price, if any, and the restrictions to which the shares will be subject. Awards of restricted stock may be granted in consideration for (a) past or future services rendered to us or our affiliates or (b) any other form of legal consideration approved by the plan administrator. The issued shares may either be immediately vested upon issuance or subject to a vesting schedule. Upon termination of the participant’s service, the shares issued pursuant to a restricted stock award may be subject to forfeiture to, or repurchase by, the Company. Rights to acquire shares under the Incentive Plan may be transferred only upon such terms and conditions set by the plan administrator.

Restricted Stock Units. Restricted stock unit awards (“RSUs”) represent the right to receive the value of shares of our common stock at a specified date in the future. RSU awards are granted pursuant to restricted stock unit agreements approved by the plan administrator. Upon settlement, the shares, their cash equivalent, or any combination thereof are delivered to the recipient. Generally no cash consideration is required in connection with the delivery of shares subject to RSU awards, however the plan administrator may determine the consideration (if any) to be paid by the recipient upon delivery of common stock subject to an RSU award. Each award of RSUs may or may not be subject to vesting, and vesting, if any, shall occur upon satisfaction of the conditions specified by the plan administrator. Dividend equivalents may be credited in respect of shares covered by an RSU award. Except as otherwise provided in the applicable stock unit agreement, unvested RSUs are forfeited upon termination of the recipient’s service for any reason.

Stock Appreciation Rights. A stock appreciation right (“SAR”) allows a recipient to benefit from increases in the value of our common stock, but does not provide any ownership interest in our common stock. SARs are granted pursuant to stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price of each SAR, which can not be less than 100% of the fair market value of our common stock on the date of grant. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of our common stock with respect to which the stock appreciation right is exercised. This amount may be paid in cash, shares of our common stock, or any combination thereof. Each SAR may or may not be subject to vesting, and vesting, if any, shall occur upon satisfaction of the conditions specified by the plan administrator. The plan administrator determines the term of each SAR, up to a maximum of ten years. If a participant’s service terminates for any reason, then the participant or the participant’s beneficiary may exercise any vested stock appreciation rights for three months (or such longer or shorter period specified by the plan administrator, but in no event after expiration of the stock appreciation right’s term).

Performance Awards. Performance awards are cash or stock awards granted under the Incentive Plan that are intended to qualify as performance-based compensation that is not subject to the $1 million limitation on the income tax deductibility of compensation paid to certain executive officers pursuant to Section 162(m) of the Code. In order to ensure that a performance award will so qualify, our Compensation Committee can structure the award so that the stock or cash subject to the award will be issued or paid only upon the achievement of certain pre-established performance goals during a designated performance period. No individual may receive more than 1,000,000 vested shares of our common stock during any calendar year pursuant to stock performance awards, and no individual may be paid more than $2,000,000 during any calendar year pursuant to cash performance awards. Our Compensation Committee may base performance awards upon one or more of the following performance criteria: (a) earnings per share, (b) earnings before interest, taxes and depreciation, (c) earnings before interest, taxes, depreciation and amortization, (d) total stockholder return, (e) return on equity, (f) return on assets, investment, or capital employed, (g) operating margin, (h) gross margin, (i) operating income, (j) net income (before or after taxes), (k) net operating income, (l) net operating income after tax, (m) pre-tax profit, (n) operating cash flow, (o) sales or revenue targets, (p) increases in revenue or product revenue, (q) expenses and cost reduction goals, (r) improvement in or attainment of working capital levels, (s) economic value added (or an equivalent metric), (t) market share, (u) cash flow, (v) cash flow per share, (w) share price performance, (x) debt reduction, (y) implementation or completion of projects or processes, (z) customer satisfaction, (aa) stockholders’ equity, and (bb) to the extent an award is not intended to comply with Section 162(m) of the Code, any other measure of performance selected by the plan administrator. The goals applicable to a performance award may be based on a Company-wide basis or with respect to one or more business units, divisions, affiliates or business segments, and may be expressed in either absolute terms or relative to the performance of one or more comparable companies or the performance of one more relative indices.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will determine the number of shares subject to the award and the other terms and conditions of the award.

Automatic Grants to Non-Employee Directors. Under the terms of the Incentive Plan, non-employee directors automatically receive a series of stock awards over their period of service on our Board of Directors. These awards are nonstatutory stock options unless our Board of Directors determines prior to the end of a fiscal year that the awards for the next fiscal year will be a different type of stock award. To date, all of the automatic awards granted to our non-employee directors have been nonstatutory stock options. To the extent automatic grants consist of options, they are subject to the following terms. Each new non-employee director who joins our Board of Directors will automatically be granted an option to purchase 30,000 shares of our common stock. This initial option vests monthly over three years from the date of grant. In addition, on the date of each annual meeting of our stockholders, each non-employee director is automatically granted an option to purchase 10,000 shares of our common stock, however, in the case of a person who did not serve as a non-employee director during the entire 12 month period prior to the date of grant, the number of shares will be pro rated for each quarter such person did not serve as a non-employee director. These annual options vest monthly over one year. If a non-employee director’s service on our Board of Directors terminates within 12 months after a change in control (other than due to the director’s voluntary resignation), then all of the directors initial and annual grants will become fully vested and remain exercisable for 12 months. All initial and annual options granted to our non-employee directors have an exercise price equal to the fair market value of our common stock on the date of grant.

General Provisions

Changes in capital structure. In the event there is a specified change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the Incentive Plan, (b) the maximum number of shares by which the share reserve may automatically increase each year, (c) the maximum number of options, stock appreciation rights and performance-based stock and cash awards that can be granted in a calendar year, and (d) the number of shares and exercise prices or strike prices, if applicable, of all outstanding stock awards.

Corporate Transactions. In the event of certain significant corporate transactions, all outstanding stock awards under the Incentive Plan may be assumed, continued or substituted for by any surviving or acquiring entity or its parent company. If the surviving or acquiring entity elects not to assume, continue or substitute for such stock awards, then (a) with respect to any stock awards held by individuals whose service with us has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding stock awards will terminate if not exercised prior to the effective date of the corporate transaction. The plan administrator may also provide that the holder of an outstanding stock award not assumed, continued or substituted for in the corporate transaction may surrender such award in exchange for a payment (in a form determined by the plan administrator) equal to the excess of (a) the value of the property that the holder would have received upon exercise of such stock award over (b) any exercise price otherwise payable in connection with the stock award.

Change in Control. Our plan administrator has discretion to provide that a stock award under the Incentive Plan will immediately vest as to all or any portion of the shares subject to such stock award immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued or substituted by a surviving or acquiring entity in the transaction, or in the event the holder’s service is terminated (actually or constructively) within a designated period of time following the occurrence of specified change in control transactions. Except as described above with respect to non-discretionary initial and annual grants made to our non-employee directors, stock awards held by participants under the Incentive Plan will not vest on such accelerated basis unless specifically provided in the participant’s award agreement.

Incentive Plan Amendments and Termination. Our Board of Directors may amend or modify the Incentive Plan in any and all respects whatsoever. The approval of the stockholders will be obtained for any amendment that (a) materially increases the number of shares of common stock available for issuance under the Incentive Plan, (b) materially expands the class of individuals eligible to receive awards under the Incentive Plan, (c) materially increases the benefits accruing to participants under the Incentive Plan, (d) materially extends the term of the Incentive Plan or (e) expands the types of awards available for issuance under the Incentive plan, but only to the extent required by law or applicable listing standards. Our Board of Directors may, at any time and for any reason, terminate the Incentive Plan. If not sooner terminated, the Incentive Plan will terminate automatically on August 3, 2016. Any stock awards outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grants.

Federal Income Tax Consequences of Awards Granted under the Incentive Plan

The following is a general summary as of the date of this proxy statement of the U.S. Federal income tax consequences to participants and the Company with respect to stock awards granted under the Incentive Plan. This summary does not address state, local or foreign tax treatment, which may vary from the U.S. Federal income tax treatment. In any event, each participant should consult his or her own tax advisor as to the tax consequences of particular transactions under the Incentive Plan.

Incentive Stock Options. No taxable income is recognized by an optionee upon the grant of an ISO, and no taxable income is recognized at the time an ISO is exercised unless the optionee is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income.

If the optionee holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the “required ISO holding periods”), then the optionee will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the optionee disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionee will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.

Nonstatutory Stock Options. No taxable income is recognized by an optionee upon the grant of an NSO. The optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.

Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the cash, if any, paid for the shares. A participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.

Restricted Stock Units. In general, no taxable income results upon the grant of an RSU award. The recipient will generally recognize ordinary income (subject to withholding if the recipient is an employee or former employee) equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU award.

Stock Appreciation Rights. In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.

Section 409A. The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of our common stock at the time the option or stock appreciation right was granted. RSUs are subject to Section 409A unless they are settled within two and one half months after the end of the later of (i) the end of our fiscal year in which vesting occurs or (ii) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% federal tax in addition to the federal income tax at the participant’s usual marginal rate for ordinary income.

Tax Treatment of Hansen Medical. The Company will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the Incentive Plan. As described herein, Section 162(m) of the Code may limit the deductibility of awards granted under the Incentive Plan.

Section 162(m) Considerations. Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and three other highest compensated executive officers (other than the chief financial officer). Stock options and stock appreciation rights are exempt from this limitation if (a) the exercise price is at least 100% of the fair market value of the underlying stock on the date the option or stock appreciation right is granted and (b) the plan under which the options are granted is approved by the stockholders and contains a limit on the number of options or stock appreciation rights granted to any one individual under the plan during a specified period. Accordingly, the Incentive Plan specifies that no one person may receive options or stock appreciation rights for more than 2,500,000 shares of our common stock in any calendar year. Other stock awards, such as restricted stock and RSUs, and cash performance awards must be contingent upon the achievement of performance goals, the material terms of which have been approved by the stockholders, in order to be exempt from this limitation. As described above, the Incentive Plan permits the grant of stock performance awards and cash performance awards based on several different performance criteria. In addition, the plan must specify a maximum amount of compensation payable to any employee during a specified period. Accordingly, the Incentive Plan specifies that no individual may receive more than 1,000,000 vested shares of our common stock during any calendar year pursuant to stock performance awards, and no individual may be paid more than $2,000,000 during any calendar year pursuant to cash performance awards.

New Plan Benefits and Option Grant Table

Except as described above under “Automatic Grants to Non-Employee Directors,” future awards to our directors, executive officers, employees and other eligible participants under the Incentive Plan are discretionary and therefore are not determinable at this time. Further, since automatic awards to our non-employee directors depend on the non-employee director’s continued service and the Board of Director’s discretion to vary the type and terms of those awards, it is not possible to determine the exact number of shares that will be subject to such awards. However, on the date of the annual meeting, each person then serving as a non-employee director will receive an option to purchase 10,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on that date.

The table below shows the number of shares of common stock for which options and RSUs have been granted under the Incentive Plan since its inception as of April 21, 2009, as to each of the executive officers named in the Summary Compensation Table contained in this proxy statement in the section entitled “Executive Compensation”, each nominee for election as a director and the various indicated groups. To date, only stock options and RSUs have been granted under our Incentive Plan.

Name and Position	Number of Option Shares		Number of RSU Awards
Frederic H. Moll, M.D., President & Chief Executive Officer	360,000		0
Mr. Gary C. Restani, Former President & Chief Operating Officer	50,000		155,000
Mr. Steven M. Van Dick, Vice President, Finance and Administration and Chief Financial Officer	75,000		20,000
Mr. Christopher Sells, Senior Vice President, Commercial Operations	200,000		10,000
Mr. Robert G. Younge, Chief Technology Officer	45,000		0
Mr. David Shaw, Former Senior Vice President, Business Development and General Counsel	425,000		45,000
All current executive officers as a group	740,000		30,000
Russell C. Hirsch, M.D., Ph.D., director	10,000		0
All current directors who are not executive officers as a group(1)	150,000	(1)	155,000	(2)
All current employees, including current officers who are not executive officers, as a group	2,100,950		10,000

(1)	Includes options granted to Dr. Hirsch and Mr. Restani.

(2)	Consists of RSUs granted to Mr. Restani.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2008:

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	4,242,510	(1)	$12.33	(2)	2,191,706	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	4,242,510		$12.33		2,191,706

(1)	Includes 4,202,510 shares issuable upon exercise of outstanding options and 40,000 shares issuable upon settlement of RSUs.

(2)	Does not take into account RSUs, which have no exercise price.

(3)	Includes 1,328,062 shares available for issuance under the Hansen Medical, Inc. 2006 Employee Stock Purchase Plan (the “ESPP”). On January 1st of each year, the number of authorized shares under (a) the Incentive Plan automatically increases by a number of shares equal to the lesser of (i) 3,500,000 shares, (ii) 4% of the outstanding shares on December 31st of the preceding calendar year, and (iii) such other number as determined by the Board of Directors and (b) the ESPP automatically increases by a number of shares equal to the lesser of (i) 2% of the outstanding shares on December 31st of the preceding calendar year, (ii) 750,000 shares, and (iii) such other number as determined by the Board of Directors.

The Board Of Directors Recommends

A “FOR” Vote In Favor Of Proposal 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, independent registered accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2009 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since its inception in September 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2008 and 2007 by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended (in thousands)
	2008	2007
Audit Fees(a)	$703	$930
Audit-related Fees(b)	114	151
Tax Fees(c)	—	—
All Other Fees(d)	—	—

Total Fees	$817	$1,081

(a)	Includes fees billed for professional services rendered in connection with our integrated audits in 2007 and 2008, consents in S-8 filings, review of interim financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(b)	Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” During the fiscal year ended December 31, 2008, this amount related to services provided in connection with our public offering of common stock in April 2008. During the fiscal year ended December 31, 2007, this amount related to the post-acquisition audit of the financial statements of AorTx, Inc.

(c)	Includes fees billed for professional services for tax compliance, tax advice and tax planning.

(d)	Includes fees for products and services other than the services described above.

All fees described above were approved by either the Audit Committee or the Board of Directors.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services and audit-related services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends

A “FOR” Vote In Favor Of Proposal 3.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

Our executive officers and key employees and their respective ages and positions as of April 21, 2009 are as follows:

Name	Age	Position
Frederic H. Moll, M.D.	57	President, Chief Executive Officer and Director
Steven M. Van Dick	54	Vice President, Finance and Administration and Chief Financial Officer
Robert G. Younge	56	Chief Technical Officer
Sean Murphy, Ph.D.	48	Senior Vice President, Operations
Christopher Sells	46	Senior Vice President, Commercial Operations
Daniel T. Wallace	41	Vice President, Regulatory and Clinical Affairs

Frederic H. Moll, M.D. is a co-founder of Hansen and has served as our Chief Executive Officer and a member of our Board of Directors since our inception in September 2002 and since March 2009 has also served as our President. In November 1995, Dr. Moll co-founded Intuitive Surgical Inc., a medical device company, and served as its first Chief Executive Officer and later, its Vice President and Medical Director until September 2003. In 1989, Dr. Moll co-founded Origin Medsystems, Inc., a medical device company, which later became an operating company within Guidant Corporation, a medical device company, following its acquisition by Eli Lilly in 1992. Dr. Moll served as Medical Director of Guidant’s surgical device division until November 1995. Dr. Moll also serves on the board of directors of Mako Surgical Corp. Dr. Moll holds a B.A. from the University of California, Berkeley, an M.S. from Stanford University and an M.D. from the University of Washington School of Medicine.

Steven M. Van Dick joined us as our Vice President, Finance and Administration and Chief Financial Officer in December 2005. From April 2001 to October 2005, Mr. Van Dick served as Chief Financial Officer of CryoVascular Systems, Inc., a medical device manufacturer. From March 2000 to April 2001, Mr. Van Dick served as Chief Financial Officer of Protogene Laboratories, Inc., a DNA microarray supplier. From April 1996 to March 2000, Mr. Van Dick served as Chief Financial Officer of CardioThoracic Systems, Inc., a medical device manufacturer. Mr. Van Dick holds a B.S. from San Jose State University and an M.B.A. from Santa Clara University. Mr. Van Dick is a Certified Public Accountant.

Robert G. Younge is a co-founder of Hansen and has served as our Chief Technical Officer since our inception in September 2002 to April 2006, when he was appointed our Principal Fellow. In July 2006, Mr. Younge was again appointed as our Chief Technical Officer. In November 1995, Mr. Younge co-founded Intuitive Surgical, Inc., a medical device company, and held the position of Vice-President, Engineering, Chief Technology Officer and served in several other capacities until September 2002. In September 1979, Mr. Younge co-founded Acuson Corporation, a manufacturer and service provider of diagnostic medical ultrasound systems, and served as its Vice President, Engineering and in various other capacities until November 1999. In 1991, Mr. Younge co-founded Acuson’s Transducer Division and served as its Technical Advisor until 1995. Mr. Younge holds a B.S.E.E. and an M.S.E.E from Stanford University.

Sean Murphy, Ph.D., has been our Senior Vice President, Operations since March 2009. Dr. Murphy joined us as a program management consultant in November 2005 and in April 2006 became our Senior Vice President, Engineering. From January 2001 to April 2005, Dr. Murphy served as Vice President, Engineering of Siemens Medical Solutions, a supplier of information technology solutions. From August 1996 to December 2000, Dr. Murphy served as director of engineering of Acuson Corporation, a manufacturer and service provider of diagnostic medical ultrasound systems. Dr. Murphy holds a B.S. and a Ph.D. from the University of Ulster, Northern Ireland.

Christopher Sells joined us as our Senior Vice President of Commercial Operations in June 2008. From June 2007 to June 2008, Mr. Sells served as Senior Vice President of the Americas for Aesthera Corporation, a developer and manufacturer of aesthetic laser and light based technology. From January 2003 to May 2007,

Mr. Sells served as Vice President, Sales at Intuitive Surgical, Inc., a manufacturer of medical robotic technologies. From January 2001 to December 2002, Mr. Sells served in a number of leadership roles at Intuitive Surgical Inc. From January 2000 to January 2001, Mr. Sells was Director, Worldwide Sales for Neotonus, Inc., a manufacturer and marketer of neuromuscular medical devices. From November 1997 to January 2000, Mr. Sells served as Regional Business Director for Indigo Medical, a Johnson and Johnson Company. From January 1994 to October 1997, Mr. Sells served as Regional Vice President of LCA Vision, a provider of laser vision correction services. Mr. Sells attended Indiana University.

Daniel T. Wallace is a co-founder of Hansen and has served as our Vice President, Regulatory and Clinical Affairs since March 2009. From February 2007 to February 2009, Mr. Wallace served as our Vice President, Advanced Applications. From our inception to February 2007, Mr. Wallace served as our Vice President, Clinical. From March 1996 to March 2002, Mr. Wallace served as the manager and director of instruments development at Intuitive Surgical, Inc. From December 1991 to April 1995, Mr. Wallace served as a research and development engineer at Origin MedSystems. Mr. Wallace holds a B.S. from Rice University and an M.S. from Stanford University.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 21, 2009 by: (i) each director and nominee for director; (ii) each of our named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated in the table below, the principal address of each of the persons listed below is c/o Hansen Medical, Inc., 800 East Middlefield Road, Mountain View, CA 94043. The following table does not reflect the 11,692,00 shares of our common stock issued in our April 2009 public offering, as such shares were issued on April 22, 2009 following the record date for the annual meeting.

	Beneficial Ownership(1)
Name of Beneficial Owner	Number of Shares	Percent of Total
Entities affiliated with Skyline Venture Partners(2) 125 University Avenue Palo Alto, CA 94301	1,616,249	6.3%

Entities affiliated with Prospect Venture Partners II, L.P.(3) 435 Tasso Street, Suite 200 Palo Alto, CA 94301	1,387,529	5.4%

Thomas Weisel Healthcare Venture Partners, L.P.(4) One Montgomery Street San Francisco, CA 94104	1,323,792	5.2%

John G. Freund, M.D.(5)	1,626,249	6.4%

Russell C. Hirsch, M.D., Ph.D.(6)	1,436,559	5.6%

Christopher P. Lowe(7)	51,250	*

Joseph M. Mandato(8)	1,246,284	4.9%

Thomas C. McConnell(9)	443,366	1.7%

Frederic H. Moll, M.D.(10)	2,019,746	7.8%

Sean Murphy, Ph.D.(11)	88,827	*

Gary Restani(12)	147,850	*

Christopher Sells(13)	50,625	*

James M. Shapiro(14)	1,364,085	5.3%

Steven M. Van Dick(15)	296,582	1.2%

All directors and executive officers as a group (11 persons)(16)	8,771,423	33.5%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on shares outstanding on April 21, 2009, adjusted as required by rules promulgated by the SEC. Shares of common stock subject to options and/or restricted stock units outstanding as of April 21, 2009 that were then exercisable or are exercisable within 60 days of April 21, 2009, are deemed outstanding for computing the percentage of beneficial ownership of the person holding such options but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

(2)	Consists of 36,394 shares held by Skyline Venture Partners III, L.P., 1,461,768 shares held by Skyline Venture Partners Qualified Purchaser Fund III, L.P., 111,585 shares held by Skyline Expansion Fund, L.P. and 6,502 shares held by Skyline Venture Management III, LLC. John Freund, one of our directors, is a managing director of Skyline Venture Partners and the entities affiliated with Skyline Venture Partners and has voting and investment power over the shares held by these entities; however, Dr. Freund disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(3)	Consists of 1,366,717 shares held by Prospect Venture Partners II, L.P. and 20,812 shares held by Prospect Associates II, L.P. Russell Hirsch, one of our directors, is a managing director of Prospect Management Co. II, L.L.C., the general partner of Prospect Venture Partners II, L.P. and Prospect Associates II, L.P., and has shared voting and investment power over the shares held by these entities; however, Dr. Hirsch disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(4)	James Shapiro, one of our directors, is an officer of Thomas Weisel Healthcare Venture Partners LLC, the general partner of Thomas Weisel Healthcare Venture Partners L.P., and has shared voting and investment power over the shares held by Thomas Weisel Healthcare Venture Partners L.P.; however, Mr. Shapiro disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(5)	See footnote 2. Dr. Freund is a managing director of Skyline Venture Management III, LLC and the entities affiliated with Skyline Venture Partners and has shared voting and investment power over the shares held by these entities; however Dr. Freund disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them. Includes 10,000 shares that Dr. Freund has the right to acquire upon the exercise of stock options within 60 days of April 21, 2009.

(6)	See footnote 3. Dr. Hirsch is a managing director of Prospect Management Co. II, L.L.C., the general partner of Prospect Venture Partners II, L.P. and Prospect Associates II, L.P., and has shared voting and investment power over the shares held by these entities; however Dr. Hirsch disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them. Includes 39,030 shares registered in the name of Dr. Hirsch and 10,000 shares that Dr. Hirsch has the right to acquire upon the exercise of stock options within 60 days of April 21, 2009.

(7)	Consists solely of shares that Mr. Lowe has the right to acquire upon the exercise of stock options within 60 days of April 21, 2009.

(8)	Consists of 1,224,145 shares held by De Novo Ventures II, L.P. Mr. Mandato is a managing director of De Novo Management II, LLC, the general partner of De Novo Ventures II, L.P. and has shared voting and investment power over the shares held by De Novo Ventures II, L.P.; however, Mr. Mandato disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them. Includes 2,139 shares registered in the name of The Mandato Family Trust and 20,000 shares that Mr. Mandato has the right to acquire upon the exercise of stock options within 60 days of April 21, 2009.

(9)	Consists of 370,540 shares held by Vanguard VII, L.P., 35,202 shares held by Vanguard VII-A, L.P., 12,089 shares held by Vanguard VII Accredited Affiliates Fund, L.P. and 5,535 shares held by Vanguard VII Qualified Affiliates Fund, L.P. Mr. McConnell is a managing director of Vanguard Ventures and disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them. Includes 20,000 shares that Mr. McConnell has the right to acquire upon the exercise of stock options within 60 days of April 21, 2009.

(10)	Includes 270,417 shares that Dr. Moll has the right to acquire upon the exercise of stock options within 60 days of April 21, 2009. Excludes 264,583 shares that are not exercisable within 60 days of April 21, 2009. Includes 150,000 shares that are registered in the name of the Moll Children’s Irrevocable Trust; however, Dr. Moll disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them.

(11)	Includes 86,558 that Dr. Murphy has the right to acquire upon the exercise of stock options within 60 days of April 21, 2009. Excludes 72,292 shares that are not exercisable within 60 days of April 21, 2009.

(12)	Includes 125,000 fully vested restricted stock units.

(13)	Includes 40,625 shares that Mr. Sells has the right to acquire upon the exercise of stock options within 60 days of April 21, 2009. Excludes 159,375 shares that are not exercisable within 60 days of April 21, 2009.

(14)	See footnote 4. Mr. Shapiro is an officer of Thomas Weisel Healthcare Venture Partners LLC, the general partner of Thomas Weisel Healthcare Venture Partners L.P. and disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest in them. Includes 20,293 shares registered in the name of James Shapiro & Sarah Shapiro. Includes 20,000 shares that Mr. Shapiro has the right to acquire upon the exercise of stock options within 60 days of April 21, 2009.

(15)	Consists of shares registered in the name of Morgan Stanley and shares registered in the name of the Van Dick Family Trust. Includes 64,586 shares that Mr. Van Dick has the right to acquire upon the exercise of stock options within 60 days of April 21, 2009. Excludes 52,083 shares that are not exercisable within 60 days of April 21, 2009.

(16)	Total number of shares includes 8,177,987 shares of common stock held by our directors and executive officers and certain of their affiliates, and 593,436 shares issuable upon the exercise of stock options within 60 days of April 21, 2009. See footnotes above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2008, our executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

This section discusses our executive compensation policies and arrangements as they relate to our named executive officers. The following discussion should be read together with the compensation tables and related disclosures set forth below.

Objectives of Hansen Medical’s Compensation Program

We are an early-stage company that develops, markets and sells a new generation of medical robotics designed for accurate positioning, manipulation and stable control of catheters and catheter-based technologies. We completed our initial public offering in November 2006 and received FDA clearance for our Sensei™ system and Artisan™ catheters in May 2007. To date, we have incurred net losses in each year since our inception. We expect our losses to continue as we proceed in our development activities and expand our commercialization activities. The success of early-stage technology companies is significantly influenced by the quality of their work forces. As a result, we face significant competition for executives and other talented employees from numerous technology companies in the San Francisco Bay Area. With this in mind, we strive to provide what we believe is a competitive total compensation package to our executive officers through a combination of base salary, short-term cash incentives and long-term equity compensation, in addition to broad-based employee benefits programs, in order to attract talented individuals to manage and operate all aspects of our business, to reward these individuals fairly and to retain those individuals who meet our high expectations and support the achievement of our business objectives.

Role of Compensation Committee & Executive Officers

Our executive compensation program is administered by the Compensation Committee of our Board of Directors which is comprised of at least three independent members of our Board of Directors. The Compensation Committee is responsible for the oversight of our executive compensation policies, plans and programs, reviewing our achievements as a company and the achievements of our individual officers, recommending to the Board of Directors the type and level of compensation for our Chief Executive Officer and our directors, and determining the type and level of compensation for our other named executive officers. The primary goal of the Compensation Committee is to closely align the interests of our named executive officers with those of our stockholders. To achieve this goal, our Compensation Committee relies on compensation that is designed to attract and retain executives whose abilities are critical to our long-term success, that motivates individuals to perform at their highest level and that rewards achievement.

The annual responsibilities of the Compensation Committee include the following:

•

reviewing and determining—or in the case of our Chief Executive Officer, reviewing and recommending to the full Board of Directors—the level of equity awards, annual salary and bonuses for our named executive officers;

•	approving salaries for other members of management and approving the salary adjustment pool for all other employees;

•	setting stock option guidelines by grade level and granting stock options and other equity awards to all other members of management and employees;

•	approving any cash or equity incentive programs for all other members of management and employees; and

•	recommending goals for the Chief Executive Officer to the Board of Directors and reviewing and approving goals for the other executive officers and members of management.

In reviewing and approving these matters, our Compensation Committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of interests of the executive officers and our stockholders, the performance of our common stock and our ability to attract and retain qualified individuals. For executive compensation decisions, including decisions relating to the grant of stock options and other equity awards to our named executive officers, the Compensation Committee typically considers the recommendations of Dr. Moll and Mr. Restani, and both Dr. Moll and Mr. Restani generally participate in the Compensation Committee’s deliberations about executive compensation matters. However, neither Dr. Moll nor Mr. Restani participate in the deliberation or determination of his own compensation.

The Compensation Committee has not established any formal policies or guidelines for allocating compensation between current and long-term equity compensation, or between cash and non-cash compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short- and long-term goals and objectives, our Compensation Committee relies on its judgment about each individual’s performance in a rapidly changing business environment rather than adopting a formulaic approach to compensatory decisions that are too narrowly responsive to short-term changes in business performance.

Role of Compensation Consultant

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. The Compensation Committee did not utilize the services of any outside advisors in 2008. In 2007, the Compensation Committee engaged Jody Thelander of J. Thelander Consulting to review the compensation of our named executive officers and other key employees. Ms. Thelander compared the base salary, bonus and equity awards offered to these employees with those of five public companies in the medical device and biotechnology sectors with market capitalizations of between $500 and $750 million (Vital Signs, Inc., Greatbatch, Inc., LCA-Vision Inc., Volcano Corp. and Symmetry Medical, Inc.) as well as six other public companies (Accuray Incorporated, Stereotaxis, Inc., Insulet Corporation, Dexcom, Inc., Senorx, Inc. and Xtent, Inc.). Generally, with the exception of Stereotaxis, these companies were selected because they were at a similar stage of development as Hansen Medical. In particular, they had recently completed public offerings, were at similar stages in their product life cycle and/or had a similar level of revenues as Hansen Medical. Stereotaxis was selected because it is one of our direct competitors. As described in greater detail below, Ms. Thelander’s findings resulted in our adoption of a formal cash bonus plan in 2008. Ms. Thelander was retained by and reported directly to the Compensation Committee.

Compensation Elements

Base Salary. The base salaries of our named executive officers are primarily established based on the scope of their responsibilities, taking into account competitive market compensation paid by other small-cap, medical device public companies for similar positions and adjusted as necessary to recruit or retain specific individuals. We typically review the base salaries of our named executive officers annually.

In connection with the recruitment of Mr. Sells, Senior Vice President, Commercial Operations, from another company, his base salary was set at $275,000. This salary was reflective of his experience, knowledge and skills as well as the base salary paid to him by his prior employer.

In April 2008, as part of its annual evaluation of Dr. Moll’s salary, our Board of Directors elected to increase Dr. Moll’s base salary from $300,000 to $350,000, effective as of January 1, 2008. Dr. Moll recommended, and our Compensation Committee approved, base salary increases for each of our other named executive officers. These increases ranged from 2.5% to 10% and were based on each officer’s role and performance as well as market data from the 2007 MEDIC Executive Compensation Survey and First Data Survey reviewed by Dr. Moll in making his recommendations. With the exception of Mr. Shaw, these salary increases were made retroactive to January 1, 2008. Mr. Shaw’s salary increase was delayed until May 6, 2008 when he completed six months of employment with us.

Subsequently, in order to mitigate the impact of a company-wide reduction-in-force, Mr. Younge offered to voluntarily reduce his base salary from $210,000 to $110,000, effective October 1, 2008. As overall economic conditions continued to deteriorate, Dr. Moll and Mr. Van Dick each volunteered to take base salary reductions of approximately 15% and Mr. Younge volunteered to further reduce his base salary to $2,892 per year. These base salary reductions took effect February 1, 2009.

Cash Bonuses. Prior to 2008, we did not have a formal cash incentive program. Since we found ourselves in a rapidly changing business environment, the Compensation Committee concluded that a bonus program with predetermined performance objectives would be unduly rigid and that discretionary bonuses, when thoughtfully administered by a committee of independent directors, could help achieve the goals outlined above for our compensation program. Consistent with that approach, in April 2008, our Compensation Committee awarded a $50,000 bonus to Mr. Restani in recognition of his 2007 performance, in particular his efforts in commercializing our Sensei system after it achieved FDA clearance.

As described above, in 2007, the Compensation Committee engaged Jody Thelander of J. Thelander Consulting to review the compensation of our named executive officers and other key employees. One of the principal findings of Ms. Thelander’s review was that we should implement a formal incentive bonus program in order to remain competitive. Based on that recommendation, in April 2008, our Compensation Committee adopted a Management Cash Incentive Plan (the “Cash Incentive Plan”) for our named executive officers and other key employees. Our goal in creating the Cash Incentive Plan was to create a program that would motivate participants to perform to the best of their ability and to achieve key corporate objectives, which we believe over time should increase stockholder value and the success of Hansen Medical. Awards under the Cash Incentive Plan are determined on the basis of specific performance goals, however our Compensation Committee has discretion to increase or decrease the actual amount of a participant’s award.

Our Board of Directors established Dr. Moll’s 2008 target bonus, and our Compensation Committee established 2008 target bonuses for each of our other named executive officers, which were stated in terms of a percentage of the officer’s base salary for the year. Dr. Moll’s target bonus was set at 40% of his base salary, and the target bonuses for our other named executive officers were set at 35% of each officer’s respective base salary. Our 2008 bonus program was designed to motivate management to achieve certain financial and product development goals. 75% of our named executive officers’ bonuses were based on the achievement of our 2008 revenue and operating loss goals and the remaining 25% of our named executive officers’ bonuses were based on individual performance, however no bonuses were payable unless we achieved at least 80% of our 2008 revenue and operating loss goals. Assuming at least 80% of these financial goals were met, our officers were eligible to receive up to 40% of their target bonuses. Between 80% and 100% achievement of our financial goals, our named executive officers were eligible for bonuses based on a sliding scale up to a maximum of 100% of each officer’s target bonus. While these financial goals were intended to be reasonably difficult to achieve, we hoped to achieve at least 80% of the target amounts. Since we did not achieve at least 80% of our revenue and operating loss goals, no bonuses were paid to our named executive officers.

Mr. Sells did not participate in our 2008 bonus program. In order to attract him from another company, we offered him a $50,000 signing bonus and a monthly guaranteed bonus of $16,667 per month during 2008 in lieu of a sales commission plan.

In March 2009, our Board and Compensation Committee approved special bonus arrangements for Dr. Moll and Messrs. Van Dick and Younge in recognition of their decisions to voluntarily reduce their base salaries. Pursuant to these arrangements, each officer will receive a bonus equal to the amount of foregone salary if we are subject to a change in control in 2009 and the officer remains employed by us at the time of the change in control. While our 2009 bonus program has not yet been formalized, it will likely consist of discretionary spot bonuses.

Long-Term Equity-Based Incentive Awards. Our long-term compensation currently consists primarily of stock options. In 2007 we introduce restricted stock units (“RSUs”) for the first time, and in 2008 we granted RSUs in addition to stock options to our named executive officers and other key employees.

Our option grants are designed to recruit and retain our named executive officers along with aligning their performance objectives with the interests of our stockholders. Our Compensation Committee grants stock options to our named executive officers in order to enable them to participate in the long-term appreciation of our stockholder value while accepting personal accountability for business setbacks, whether company-specific or market-based. Each grant allows the officer to acquire shares of our common stock at a fixed price per share. The option grant will provide a return only if our common stock appreciates over the option term. Additionally, stock options provide a means of recruiting key executives and enhancing the retention of those executives, inasmuch as they are subject to vesting over an extended period of time.

Each employee typically receives an initial stock option grant at commencement of employment. The size of the initial stock option grant is typically based in part on competitive conditions applicable to the individual’s position. For employees below the vice president level, the size of the initial stock option grant is also based on ranges established for each position. These ranges are recommended by management, based in part on survey data obtained from the MEDIC Executive Compensation Survey, and are approved by our Compensation Committee. When establishing the size of the initial stock option grants to our named executive officers, our Board of Directors and Compensation Committee consider the number of options owned by other executives in comparable positions both internally and at other companies in the peer group identified by Ms. Thelander. With respect to both initial stock option grants at the commencement of employment and subsequent stock option grants, our Board of Directors and Compensation Committee also take into account an individual’s performance, his or her potential for future retention, responsibility and promotion, and competitive compensation targets for the individual’s position and level of contribution. The relative weight given to these factors varies among individuals at the discretion of the Board of Directors and Compensation Committee. We believe this strategy is consistent with the approach of other small-cap, medical device public companies in our industry. In general, initial stock option grants are granted at the meeting of the Board of Directors or Compensation Committee following the start date of the executive officer’s employment, and the shares subject to such initial option vest 25% on the first anniversary of the date of hire and thereafter 1/36 per month over the next three years.

In July 2008 we approved the grant of a stock option to purchase 150,000 shares of our common stock to Mr. Sells in connection with his commencement of employment, and in April 2008 we approved performance-based grants to each of our other named executive officers. The size of the initial stock option granted to Mr. Sells was primarily based on the considerations described above, particularly including his qualifications, the competitive market for qualified candidates and the desire to attract Mr. Sells to join Hansen Medical. The performance-based grants to our other named executive officers were part of our annual review of their compensation and reflected our 2007 accomplishments, in particular achieving FDA clearance sooner than expected and the successful acceleration of our commercialization strategy, as well as our then recently completed secondary offering. These stock option grants consisted of 200,000 shares to Dr. Moll, 50,000 shares to Mr. Restani, 25,000 shares to Mr. Van Dick, 20,000 shares to Mr. Younge and 150,000 shares to Mr. Shaw. Each of these options vests ratably over four years. In March 2009, as part of our annual review of the compensation of our named executive officers, our Board of Directors approved a performance-based stock option grant to Dr. Moll of 100,000 shares and our Compensation Committee approved performance-based stock option grants to Mr. Van Dick of 25,000 shares and to Mr. Sells of 50,000 shares. These options vest ratably over four years.

Though we remain committed to tying much of our named executive officers’ long-term incentive compensation to increases in stockholder value, the decline in our stock price in 2008 impacted our recruitment and retention efforts. To help mitigate the impact of fluctuating stock prices on recruitment and retention, we began offering RSUs to our named executive officers in addition to stock options. RSUs provide the right to receive a specified number of shares of our common stock at no cost to the employee provided the employee remains employed by Hansen Medical when the RSUs vest. As a result, RSUs retain some value even if our stock price declines or does not appreciate significantly. In connection with our recruitment of Mr. Sells, we offered him 10,000 RSUs in addition to 150,000 stock options in order to induce him to join Hansen Medical at a time when our stock price was declining. In April 2008 our Compensation Committee approved the grant of 10,000 RSUs to Mr. Restani and 35,000 RSUs to Mr. Shaw with two year vesting schedules, and in October 2008 our Board of Directors approved the grant of 20,000 RSUs to Mr. Van Dick with a one year vesting schedule and an award of 20,000 fully vested stock units to Mr. Restani. These awards were intended to create retention-based incentives in light of the decline in our stock price which caused the officers’ options to become less valuable.

Severance Benefits. Our named executive officers were parties to employment agreements and offer letters that contained severance benefits. These benefits were determined through arm’s-length negotiations at the time each officer was hired. We believe that these severance provisions were necessary to attract the officers to Hansen Medical, are important for the retention of these officers and are customary for officers in similar positions at other companies. In 2008, these agreements were revised to comply with Section 409A of the Internal Revenue Code of 1986, as amended. As part of these revisions we made other changes to the severance arrangements with our named executive officers in order to achieve greater consistency among the officers. In addition, our Board of Directors decided to increase Dr. Moll’s severance benefits, which were negotiated when

Hansen Medical was founded in 2002 and were less generous than those applicable our other named executive officers who were hired after Dr. Moll, to a level consistent with his position as our most senior officer. A summary of the material terms of the severance arrangements with our named executive officers, together with a quantification of the benefits available under these arrangements, may be found in the sections of this proxy statement entitled “Potential Payments Upon Termination or Change in Control.”

Mr. Shaw’s employment terminated in November 2008, and we paid him the benefits to which he was entitled under his severance arrangement. We also paid him a $50,000 bonus in recognition of his service to Hansen Medical. Though Mr. Shaw was entitled to full vesting of both his stock options and RSU awards, he agreed to waive the right to acceleration of vesting of his stock options given that the exercise price of those options was above the then-current price of our common stock, which reduced the accounting impact of that benefit to Hansen Medical. In February 2009, we entered into a separation agreement with Mr. Restani which superseded his severance agreement. Pursuant to that agreement, we agreed to continue to pay Mr. Restani his base salary for 12 months from the end of his employment on March 1, 2009, to pay Mr. Restani’s and his dependents’ COBRA premiums for up to 12 months, and to grant Mr. Restani 125,000 fully vested stock units. Mr. Restani also agreed to the immediate cancellation of all of his options to purchase shares of our common stock.

Perquisites. We generally do not provide perquisites to our named executive officers other than those available to employees generally. However, in connection with the recruitment of Mr. Restani in 2006, we offered him a housing allowance of $5,000 per month for two years. In December 2008, the Compensation Committee extended that allowance for an additional three months through February 2009.

Financial Restatement. Our Compensation Committee has not adopted a policy on whether or not we will make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our Compensation Committee believes that this issue is best addressed if and when a need actually arises, when all of the facts regarding any such restatement are known.

Tax and Accounting Treatment of Compensation. Section 162(m) of the Internal Revenue Code places a limit of $1 million per person on the amount of compensation that we may deduct in any one year with respect to each of our named executive officers other than the chief financial officer. There is an exemption from the $1 million limitation for performance-based compensation that meets certain requirements. Grants of stock options and stock appreciation rights under our 2006 Equity Incentive Plan are intended to qualify for the exemption. Restricted stock awards and restricted stock unit awards under our 2006 Equity Incentive Plan, as well as performance cash awards, may qualify for the exemption if certain additional requirements are satisfied. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although tax deductions for some amounts that we pay to our named executive officers as compensation may be limited by section 162(m), that limitation does not result in the current payment of increased federal income taxes by us due to our significant net operating loss carry-forwards. Our Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under section 162(m) if it determines that such action is appropriate and in our best interests.

We account for equity compensation paid to our employees under the rules of SFAS 123(R), which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Although we have not typically tailored our executive compensation program to achieve particular accounting results, it did play a factor in the severance benefits we offered to Messrs. Shaw and Restani. In particular, we replaced the vesting of their underwater stock options with a cash bonus (in the case of Mr. Shaw) and an award of full-vested stock units (in the case of Mr. Restani), which reduced the accounting expense that we would have incurred had those stock options vested.

Compensation Committee Report2

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement with management. Based on our Compensation Committee’s review of and the discussions with management with respect to the CD&A, our Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

COMPENSATION COMMITTEE

Christopher P. Lowe, Chairman

Russell C. Hirsch, M.D., Ph.D.

Joseph M. Mandato

[2]	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Hansen Medical under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

Summary Compensation Table

The following summary compensation table shows, for the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008, the compensation awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer, our two other executive officers as of December 31, 2008 and two former executive officers. We refer to our Chief Executive Officer, Chief Financial Officer and these other executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(10)	Stock Awards ($)(10)	All Other Compensation ($)		Total ($)
Frederic H. Moll, M.D.	2008	$350,000		—		$979,250	—	$900	(11)	$1,330,150
President & Chief Executive Officer	2007	$300,000		—		$672,906	—	$864		$973,770
	2006	$210,000		$50,000	(7)	$317,643	—	$324		$577,967

Mr. Gary C. Restani(1)	2008	$360,500		$50,000	(8)	$1,023,220	$217,180	$60,900	(12)	$1,711,800
Former President, Chief Operating Officer	2007	$352,683		—		$944,863	—	$60,492		$1,358,038
	2006	$68,686	(5)	—		$159,025	—	$50,976		$278,687

Mr. Steven M. Van Dick	2008	$247,538		—		$668,960	$32,604	$869	(11)	$949,971
Vice President, Finance	2007	$241,500		—		$621,483	—	$414		$863,397
and Administration and Chief Financial Officer	2006	$230,000		—		$340,842	—	$324		$571,166

Christopher Sells(2)	2008	$160,417	(5)	$166,699	(9)	$91,488	$35,233	$450	(11)	$454,287
Senior Vice President, Commercial Operations

Mr. Robert G. Younge(3)	2008	$185,000		—		$238,454	—	$756	(11)	$424,210
Chief Technical Officer	2007	$210,000		—		$200,054	—	$414		$410,468
	2006	$126,000	(6)	—		$98,245	—	$302		$224,547

Mr. David Shaw(4)	2008	$244,155		—		$1,066,813	$1,649,711	$354,751	(13)	$3,315,430
Former Senior Vice President, Business Development and General Counsel	2007	$20,833	(5)	—		$76,071	$5,873	—		$102,777

(1)	Mr. Restani’s employment with the Company terminated on March 1, 2009.

(2)	Mr. Sells joined the Company on June 2, 2008.

(3)	Mr. Younge remains employed by, but is no longer an executive officer of, the Company.

(4)	Mr. Shaw’s employment with the Company terminated on November 30, 2008.

(5)	Amount reflects pro rated salary compensation for the applicable fiscal year in which the officer joined the Company.

(6)	Represents salary compensation for Mr. Younge based on part-time employment during the 2006 fiscal year. Mr. Younge resumed full-time employment with us on January 1, 2007.

(7)	Represents a discretionary cash performance bonus earned in fiscal 2006 and paid in the first quarter of 2007 to Dr. Moll.

(8)	Represents a discretionary cash performance bonus awarded to Mr. Restani in April 2008.

(9)	Includes a $50,000 signing bonus and an aggregate of $116,669 in guaranteed monthly bonus.

(10)	Amount reflects the total compensation expense for the applicable year calculated in accordance with Statement of Financial Accounting Standard No. 123R (SFAS No. 123R), excluding forfeiture estimates. See Note 10 of Notes to our audited financial statements in our Annual Report on Form 10-K filed on March 16, 2009 for a discussion of the assumptions made in determining the grant date fair value and compensation expense of equity awards.

(11)	Represents annual premiums paid under our group term life insurance policy.

(12)	Represents a $5,000 per month housing subsidy paid to Mr. Restani and annual premiums paid under our group term life insurance policy.

(13)	Represents annual premiums paid under our group term life insurance policy and severance benefits paid to Mr. Shaw in exchange for a release of claims, including $275,000 in cash severance, a $50,000 bonus paid to Mr. Shaw in connection with his termination of employment, payment of Mr. Shaw’s COBRA premiums for 12 months (based on the rate in effect on December 31, 2008) and a lump sum stipend in lieu of continued life and disability insurance. Also includes payment of Mr. Shaw’s accrued but unused vacation.

“Salary,” “bonus” and “non-equity incentive plan compensation” accounted for the following percentages of the “total compensation” of our executive officers in 2008:

Name	Salary	Bonus	Non-Equity Incentive Plan Compensation
Frederic H. Moll, M.D.	26%	0%	0%
Mr. Gary C. Restani	21%	3%	0%
Mr. Steven M. Van Dick	26%	0%	0%
Mr. Christopher Sells	35%	37%	0%
Mr. Robert G. Younge	44%	0%	0%
Mr. David Shaw	7%	0%	0%

2008 Grants of Plan-Based Awards

The following table sets forth certain information regarding each plan based award granted to our named executive officers during the fiscal year ended December 31, 2008.

Dr. Moll and Messrs. Restani, Van Dick and Shaw were each eligible for a 2008 bonus under our Management Cash Incentive Plan, which is described in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis” above. Pursuant to our 2008 bonus program, the officers were eligible to earn cash bonuses if certain 2008 goals were achieved. No bonuses were payable unless we achieved at least 80% of our revenue and operating loss goals, in which case the officers were eligible to earn bonuses equal to 40% of their target amounts. Between 80% and 100% achievement of our financial goals, our officers were eligible for bonuses on a sliding scale up to 100% of their target amounts. Since we did not achieve 80% of our 2008 financial goals, no bonuses were paid to our named executive officers pursuant to our 2008 bonus program.

On April 30, 2008, our Board of Directors approved the grant of an option to Dr. Moll, and our Compensation Committee approved the grant of options to Messrs. Restani, Van Dick, Shaw and Younge, under our 2006 Equity Incentive Plan. These options vest over four years in equal monthly installments from the date of grant.

On May 1, 2008, our Compensation Committee approved the grant of restricted stock unit awards to Messrs. Restani and Shaw under our 2006 Equity Incentive Plan. These awards vest over two years, with fifty percent of the units vesting on each anniversary of the date of grant.

On July 29, 2008, our Compensation Committee approved two awards under our 2006 Equity Incentive Plan to Mr. Sells in connection with the commencement of his employment. The first is an option that vests four years from Mr. Sells’ employment commencement date on June 2, 2008, with 25% of the option shares vesting upon completion of 12 months of service and the remainder in 36 equal monthly installments thereafter. The second is an award of 10,000 restricted stock units. Fifty percent of the units vested on December 31, 2008, and the remaining fifty percent will vest on December 31, 2009.

On October 28, 2008, our Board of Directors approved a grant of fully vested stock units to Mr. Restani and a grant of restricted stock units to Mr. Van Dick which vests in equal quarterly installments over 12 months from the date of grant. Both of these awards were made under our 2006 Equity Incentive Plan.

For a description of the acceleration of vesting provisions applicable to the stock options and restricted stock units granted to our named executive officers, see the section of this proxy statement entitled “Potential Payments Upon Termination or Change in Control”.

Name	Grant Date(1)	Date of Board or Compensation Committee Approval(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
			Minimum ($)	Target ($)	Maximum ($)
Dr. Moll	N/A	N/A	$56,000	$140,000	$140,000	—	—	—	—
Dr. Moll	5/6/08	4/30/08	—	—	—	—	200,000	$18.94	$1,749,900
Mr. Restani	N/A	N/A	$50,470	$126,175	$126,175	—	—	—	—
Mr. Restani	5/6/08	4/30/08	—	—	—	—	50,000	$18.94	$437,475
Mr. Restani	5/6/08	5/1/08	—	—	—	10,000	—	—	$189,400
Mr. Restani	10/28/08	10/28/08	—	—	—	20,000	—	—	$155,000
Mr. Van Dick	N/A	N/A	$34,656	$86,638	$86,638	—	—	—	—
Mr. Van Dick	5/6/08	4/30/08	—	—	—	—	25,000	$18.94	$218,738
Mr. Van Dick	10/28/08	10/28/08	—	—	—	20,000	—	—	$155,000
Mr. Sells	8/5/08	7/29/08	—	—	—	—	150,000	$12.15	$845,340
Mr. Sells	8/5/08	7/29/08	—	—	—	10,000	—	—	$121,500
Mr. Younge	5/6/08	4/30/08	—	—	—	—	20,000	$18.94	$174,990
Mr. Shaw	N/A	N/A	$38,500	$96,250	$96,250	—	—	—	—
Mr. Shaw	5/6/08	4/30/08	—	—	—	—	150,000	$18.94	$1,312,425
Mr. Shaw	5/6/08	5/1/08	—	—	—	35,000	—	—	$662,900

(1)	Pursuant to our general policy of not granting options after the end of a quarter prior to our earnings announcement for the quarter, the grant date was scheduled to be the date two business days after the scheduled announcement of earnings for the quarter.

(2)	Represents the grant date fair value, pursuant to SFAS 123R. See Note 10 of Notes to our audited consolidated financial statements in our Annual Report on Form 10-K filed on March 16, 2009 for a discussion of the assumptions made in determining the grant date fair value of equity awards.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by our named executive officers as of December 31, 2008.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (14) ($)
Dr. Moll	175,000	(1)(2)	—		$2.64	6/20/11	—		—
Dr. Moll	27,500	(3)	32,500		$17.08	2/13/14	—		—
Dr. Moll	29,166	(4)	170,834		$18.94	5/5/15	—		—
Mr. Restani	31,250	(1)(5)	—		$7.76	9/20/16	—		—
Mr. Restani	418,750	(1)(6)	—		$7.76	11/1/16	—		—
Mr. Restani	7,291	(4)	42,709		$18.94	5/5/15	—		—
Mr. Restani	—		—		—	—	10,000	(11)	$72,200
Mr. Van Dick	225,000	(1)(7)	—		$1.40	4/26/16	—		—
Mr. Van Dick	11,458	(3)	13,542		$17.08	2/13/14	—		—
Mr. Van Dick	3,645	(4)	21,355		$18.94	5/5/15	—		—
Mr. Van Dick	—		—		—	—	20,000	(12)	$144,400
Mr. Sells	—		150,000	(10)	$12.15	8/4/15	—		—
Mr. Sells	—		—		—	—	5,000	(13)	$36,100
Mr. Younge	62,500	(1)(8)	—		$2.40	6/20/16	—		—
Mr. Younge	11,458	(3)	13,542		$17.08	2/13/14	—		—
Mr. Younge	2,916	(4)	17,084		$18.94	5/5/15	—		—
Mr. Shaw	18,749	(9)	—		$18.94	2/28/09	—		—

(1)	These options are exercisable at any time for both vested and unvested shares, subject to our right to repurchase any unvested shares at the exercise price upon termination of the officer’s service.

(2)	Option vests ratably over 36 months from April 27, 2006.

(3)	Option vests ratably over 48 months from February 14, 2007.

(4)	Option vests ratably over 48 months from May 6, 2008.

(5)	Option vests ratably over 36 months from September 21, 2006.

(6)	Option vests over 4 years from October 21, 2006, with 25% upon completion of one year of service and in 36 equal monthly installments thereafter.

(7)	Option vests over 4 years from December 16, 2005, with 25% upon completion of one year of service and in 36 equal monthly installments thereafter.

(8)	Option vests ratably over 48 months from April 27, 2006.

(9)	Reflects option shares that were vested on Mr. Shaw’s employment termination date which remained exercisable for three months after his employment termination date.

(10)	Option vests over 4 years from June 2, 2008, with 25% upon completion of one year of service and in 36 equal monthly installments thereafter.

(11)	Units vest over two 2 years, with 50% vesting on each anniversary of the date of grant.

(12)	Units vest quarterly over 1 year from the date of grant.

(13)	Units vest on December 31, 2009, provided Mr. Sells remains employed by Hansen on such date.

(14)	Computed in accordance with Securities and Exchange Commission rules as the number of unvested units of stock multiplied by the closing price of our common stock on the last day of the 2008 fiscal year, which was $7.22 on December 31, 2008. The actual value realized by the officer depends on whether the units vest and the future performance of our common stock.

2008 Option Exercises and Stock Vested

The following table shows the number of shares acquired upon exercise of stock options by our named executive officers during 2008, and the restricted stock units held by our named executive officers that vested during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Dr. Moll	—	—	—	—
Mr. Restani	—	—	—	—
Mr. Van Dick	25,000	$221,250	—	—
Mr. Sells	—	—	5,000	$36,100
Mr. Younge	—	—	—	—
Mr. Shaw	—	—	45,000	$328,950

(1)	Computed in accordance with Securities and Exchange Commission rules based on the fair market value of our common stock on the exercise date minus the exercise price of the option and does not necessarily reflect proceeds received by the officer.

(2)	Computed in accordance with Securities and Exchange Commission rules based on the fair market value of our common stock on the vesting date multiplied by the number of units vested and does not necessarily reflect proceeds received by the officer.

Potential Payments Upon Termination or Change-in-Control

Each of our named executive officers is party to a retention agreement which entitles each officer to the severance benefits described below. In connection with Mr. Shaw’s termination of employment on November 30, 2008, we entered into a separation agreement with Mr. Shaw which superseded the benefits to which he was entitled to pursuant to his retention agreement. In addition, on February 19, 2009 we entered into a separation agreement with Mr. Restani which superseded his retention agreement.

If we terminate Dr. Moll’s employment without cause or he resigns for good reason, he will be entitled to a lump sum severance payment equal to 12 months of his base salary, reimbursement of his COBRA premiums for up to 12 months, a $1,485 stipend in lieu of continued life and disability insurance and full acceleration of his equity awards.

Pursuant to his retention agreement, if we terminated Mr. Restani’s employment without cause prior to or more than 12 months after a change in control of the Company, he would have been entitled to up to 12 months of salary continuation (all payments would terminate if he became re-employed during the severance period), reimbursement of his COBRA premiums for up to 12 months and a $1,485 stipend in lieu of continued life and disability insurance. In addition, if we terminated Mr. Restani’s employment without cause or he resigned for good reason, in either case within 12 months after a change in control of the Company, he would have been entitled to a lump sum severance payment equal to 12 months of his base salary, reimbursement of his COBRA premiums for up to 12 months, a $1,485 stipend in lieu of life and disability insurance and full acceleration of his equity awards. However, on February 19, 2009, we entered into a separation agreement with Mr. Restani which superseded the benefits to which he was entitled under his retention agreement. Pursuant to that agreement, we agreed to (i) continue to pay Mr. Restani his base salary for 12 months from the end of his employment on March 1, 2009, (ii) pay Mr. Restani’s and his dependents’ COBRA premiums for up to 12 months, and (iii) grant Mr. Restani 125,000 fully vested stock units in exchange for the immediate cancellation of all of his options to purchase shares of the Company’s common stock.

If we terminate Mr. Van Dick’s employment without cause or he resigns for good reason, in either case within 12 months after a change in control of the Company, he will be entitled to a lump sum severance payment equal to one times his then-current base salary, reimbursement of his COBRA premiums for up to 12 months, a $1,454 stipend in lieu of continued life and disability insurance and full acceleration of his equity awards.

If we terminate Mr. Sells’ employment without cause or he resigns for good reason, in either case within 12 months after a change in control of the Company, he will be entitled to a lump sum severance payment of up to 12 months of his base salary, reimbursement of his COBRA premiums for up to 12 months, a $1,485 stipend in lieu of continued life and disability insurance and full acceleration of his unvested equity awards. However, if a covered termination occurs before Mr. Sells completes 12 months of employment with us, the amount of his cash severance benefits will be pro rated based on the number of months of employment completed prior to such termination.

If we terminate Mr. Younge’s employment without cause or he resigns for good reason, in either case within 12 months after a change in control of the Company, he will be entitled to a lump sum severance payment equal to 3 months of his base salary, reimbursement of his COBRA premiums for up to 3 months, a $335 stipend in lieu of continued life and disability insurance and acceleration of 50% of the unvested portion of each of Mr. Younge’s stock options.

All of the severance benefits described above are contingent on a general release of claims.

In connection with his termination of employment on November 30, 2008, we entered into a separation agreement with Mr. Shaw pursuant to which he received a lump sum severance payment equal to 12 months of his base salary, payment of his COBRA premiums for up to 12 months, a $1,485 stipend in lieu of continued life and disability benefits and full acceleration of his restricted stock units in exchange for a release of claims. We also paid Mr. Shaw a $50,000 bonus, and Mr. Shaw agreed to waive vesting of his stock options.

The following definitions are used in the retention agreements with our named executive officers:

“Cause” means an intentional unauthorized use or disclosure of our confidential information or trade secrets which causes material harm to us, a material breach of any agreement between the officer and the Company, a material failure to comply with our written policies or rules, the officer’s conviction of or plea to a felony, the officer’s gross negligence or willful misconduct, or the officer’s continued failure to perform assigned duties after receiving written notification of such failure from our Board of Directors.

“Change in control” means a transaction or series of transactions in which any person acquires 50% of our voting stock, a change in a majority of our directors over a two year period (excluding any new director whose nomination for election is approved by two-thirds of the existing directors), or a merger or asset sale unless our stockholders continue to own a majority of the voting stock of the resulting corporation and no one person owns 50% or more of the voting stock of the resulting corporation.

“Good Reason” means a material diminution in the officer’s compensation (including base salary), a material diminution in the officer’s authority duties or responsibilities or a material change in the geographic location at which the officer must perform services for us. The officer must provide us with written notice of the good reason condition within 90 days after it comes into existence, after which we will have 30 days to cure the good reason condition. If we do not cure the good reason condition, the officer may resign within 180 days following the initial existence of the good reason condition.

The following table estimates the amount of compensation and benefits payable to each of our named executive officers under the retention agreements described above as if their employment terminated on December 31, 2008, the last business day of the 2008 fiscal year. In the case of Mr. Shaw, the amounts in the table represent the actual amounts paid to him pursuant to his separation agreement described above.

Benefits and Payments upon Termination	Actual Amounts Paid Pursuant to Mr. Shaw’s Separation Agreement	Termination for Cause or Voluntary Termination Prior to Change in Control	Termination Without Cause	Resignation for Good Reason	Termination without Cause or resignation for Good Reason within 12 months after a Change in Control
Dr. Moll
Compensation:
Salary	—	—	$350,000	$350,000	$350,000
Accelerated vesting(1)	—	—	$89,058	$89,058	$89,058
Benefits and perquisites:
Health care(2)	—	—	$10,401	$10,401	$10,401
Stipend	—	—	$1,485	$1,485	$1,485
Total:	—	—	$449,954	$449,954	$449,954

Mr. Restani(3)
Compensation:
Salary	—	—	$360,500	—	$360,500
Accelerated vesting(1)	—	—	$72,200	—	$72,200
Benefits and perquisites:
Health care(2)	—	—	$12,181	—	$12,181
Stipend	—	—	$1,485		$1,485
Total:	—	—	$446,366	—	$446,366

Mr. Van Dick
Compensation:
Salary	—	—	—	—	$247,538
Accelerated vesting(1)	—	—	—	—	$508,150
Benefits and perquisites:
Health care(2)	—	—	—	—	$12,181
Stipend	—	—	—	—	$1,454
Total:	—	—	—	—	$767,323

Mr. Sells
Compensation:
Salary(4)	—	—	—	—	$160,417
Accelerated vesting(1)	—	—	—	—	$36,100
Benefits and perquisites:
Health care(2)(4)	—	—	—	—	$10,677
Stipend(4)	—	—	—	—	$866
Total:	—	—	—	—	$208,060

Mr. Younge
Compensation:
Salary	—	—	—	—	$27,500
Accelerated vesting(1)	—	—	—	—	$50,210
Benefits and perquisites:
Health care(2)	—	—	—	—	$4,361
Stipend	—	—	—	—	$335
Total:	—	—	—	—	$82,406

Mr. Shaw
Compensation:
Salary	$275,000	—	—	—	—
Bonus	$50,000
Accelerated vesting (1)	$328,950	—	—	—	—
Benefits and perquisites:		—	—	—	—
Health care(2)	$16,864	—	—	—	—
Stipend	$1,485	—	—	—	—
Total:	$672,299	—	—	—	—

(1)	In the case of stock options, the value of vesting acceleration was calculated by multiplying the number of unvested option shares by the difference between the closing price our common stock on December 31, 2008, which was $7.22, and the exercise price of such unvested options. Some of the options held by our named executive officers have exercise prices greater than $7.22 per share, in which case this formula results in no value being assigned to the acceleration of those options. In the case of restricted stock units, the value of vesting acceleration was calculated by multiplying the number of unvested restricted stock units by the closing price of our common stock price on December 31, 2008. The value of Mr. Shaw’s vesting acceleration was calculated using the closing price of our common stock when his separation agreement became effective of $7.31 per share.

(2)	Represents the cost of the executive’s monthly health care premium under COBRA for the severance period based on the rates in effect on December 31, 2008.

(3)	Mr. Restani’s severance benefits are calculated based on his retention agreement as in effect on December 31, 2008. As described above, Mr. Restani’s employment with the Company actually terminated on March 1, 2009 and we entered into a separation agreement with Mr. Restani which superseded his retention agreement.

(4)

Since Mr. Sells had not completed twelve months of employment with us by December 31, 2008, his cash severance benefits have been prorated. The amounts shown in the table represent a lump sum severance payment equal to 7/12th of Mr. Sells’ annual base salary and stipend and payment of Mr. Sells’ COBRA premiums for seven months.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related-Person Transactions Policy and Procedures

In February 2007, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and each significant shareholder. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Hansen and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

The following is a summary of transactions during 2008 in which the amount in the transaction exceeded $120,000, and in which any of our executive officers, directors or 5% stockholders had or will have a direct or indirect material interest, other than equity and other compensation, termination, change-in control and other arrangements which are described under the section entitled “Executive Compensation.”

We have entered into employment agreements with our executive officers. For a description of these employment agreements, see the section entitled “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

We have granted stock options to our directors and executive officers. For a description of these options, see the sections entitled “Executive Compensation—2008 Grants of Plan-Based Awards,” “Executive Compensation—Outstanding Equity Awards at 2008 Fiscal Year-End” and “Executive Compensation—Director Compensation.”

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to Corporate Secretary, Hansen Medical, Inc., 800 East Middlefield Road, Mountain View, CA 94043 or contact Steven M. Van Dick at (650) 404-5800. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

STEVEN M. VAN DICK
Chief Financial Officer

April 29, 2009

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008 is available without charge upon written request to: Corporate Secretary, Hansen Medical, Inc., 800 East Middlefield Road, Mountain View, CA 94043 or by accessing a copy through the Company’s website at www.hansenmedical.com/investors under “SEC Filings.”

Please mark your votes as indicated in this example [X]

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
01. To elect two directors to hold office until the 2012 Annual Meeting	☐	☐	☐

Nominees:

*Exceptions ______________________________

Mark Here for Address Change or Comments **SEE REVERSE** ☐

Will Attend Meeting ☐ **YES**

Signature ______________________ Signature ______________________ Date ____________

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

HANSEN MEDICAL, INC.

INTERNET
http://www.proxyvoting.com/hnsn
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

http://bnymellon.mobular.net/bnymellon/hnsn

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

FOR WITHHOLD * EXCEPTIONS ALL FOR ALL

Please your vote marks as indicated this in example

FOR AGAINST ABSTAIN

01. To elect two directors to hold of ice until the 2012 Annual Meeting

Nominees:

01. Russell C. Hirsch, M.D., Ph.D. 02. Frederic H. Mol , M.D.

02. To re-approve the Hansen Medical, Inc. 2006 Equity Incentive Plan.

03. Commit To ratify tee the of the selection Board of by Directors the Audit of independent PricewaterhouseCoopers registered public LLP accounting as firm the of December the Company 31, 2009. for its fiscal year ending

FOR AGAINST ABSTAIN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions

Change Mark Here or for Comments Address

SEE REVERSE

Will Attend Meeting

YES

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE BOTH YOU ARE TO AVAILABLE TAKE ADVANTAGE 24 HOURS OF A DAY, INTERNET 7 DAYS OR A TELEPHONE WEEK. VOTING.

Internet and tele the phone day prior voting to are the available shareholder through meeting 11:59 date. PM Eastern Time

HANSEN MEDICAL, INC.

INTERNET http://www.proxyvoting.com/hnsn your Use the proxy Internet card into hand vote when your proxy. you access Have the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Inter net or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders

The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/hnsn

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PROXY

HANSEN MEDICAL, INC.

Annual Meeting of Stockholders – June 17, 2009

THIS PROXY IS SOLICIT ED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned here by appoints Steven M. Van Dick and Frederic H. Moll, M.D., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote , as provided on the other side, all the shares of Hansen Medical, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the annual meeting of stockholders of the company to be held June 17, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

BNY MELLON SHAREOWNER SERVICES P.O . BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

Address Change/Comments

(Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements , tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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